UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Appliance Recycling Centers of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7400 Excelsior Blvd., Minneapolis, MN	55426-4517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously disclosed, the California Board of Equalization (“BOE”) is conducting a sales and use tax examination covering the California operations of Appliance Recycling Centers of America, Inc. (the “Company”) for 2011, 2012 and 2013. The Company believed it was exempt from collecting sales taxes under service agreements with utility customers which included appliance replacement programs. During the fourth quarter of 2014 the Company received communication from the BOE indicating that they are not in agreement with the Company’s interpretation of the law. As a result, the Company has applied for and, as of February 9, 2015, received approval to participate in the California Board of Equalization’s Managed Audit Program. The period covered under this program includes 2011, 2012, 2013 and extends through the nine-month period ended September 30, 2014. At this time, it is our belief that the Company will be assessed at least $4.0 million ($2.6 million net of income taxes) in sales tax and interest related to the appliance replacement programs that we administered on behalf of our customers on which we did not assess, collect or remit sales tax. The Company has been working with outside consultants to arrive at our assessment estimate and will continue to engage the services of these sales tax experts throughout the Managed Audit Program process. The sales tax amounts that we will likely be assessed relate to transactions in the period under examination by the BOE. Such assessment, however, would be subject to protest and appeal, and would not need to be funded until the matter has been fully resolved. Resolution could take up to three years. The Company’s failure to collect and remit taxes related to the prior periods is estimated to be material to the results previously reported by the Company for all periods under examination by the BOE. The Company is working with the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) and the Company’s advisors to determine the final adjustments required to be made to the prior financial information as expeditiously as possible.
On February 9, 2015, the Audit Committee, after discussion with management and the Company’s independent registered public accounting firm, Baker Tilly Virchow Krause LLP (“BTVK”), concluded that the Company’s previously issued audited consolidated financial statements for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 and the previously issued unaudited consolidated financial statements for the fiscal quarters ended March 29, June 28, and September 27, 2014, and also including 2013, 2012 and 2011 quarterly results and the disclosures and related communications for each of those periods, require the correction of amounts previously reported and should no longer be relied upon. Also, management’s report on internal controls over financial reporting for the year ended December 28, 2013 should no longer be relied upon.
The Company anticipates that it will file its Annual Report on Form 10-K for the fiscal year ended January 3, 2015 (the “2014 10-K”) on a timely basis. The Company will restate the financial results contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and the previously unaudited financial statements and other financial information contained in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, June 28, and September 27, 2014, along with the disclosures and related communications for these periods. The Audit Committee and the Company presently do not expect to identify any material adjustments in the restated financial statements other than the sales tax matter discussed above.

The Company and the Audit Committee are reevaluating the Company’s internal control over financial reporting and its disclosure controls and procedures. Management, in consultation with the Audit Committee, also has determined that material weaknesses existed in the Company’s internal control over financial reporting and that disclosure controls and procedures were not effective at December 28, 2013 and through January 3, 2015. The Company intends to enhance its procedures and controls surrounding the accounting for sales and use taxes.

Item 7.01. Regulation FD Disclosure.
On February 11, 2015, the Company issued a press release regarding the matters discussed in Item 4.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information in this Item 7.01, including the related press release, is being furnished pursuant to Item 7.01 of Form 8-K and General Instruction B.2 thereunder, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing. This information will not be deemed an admission as to the materiality of such information that is being disclosed solely pursuant to Regulation FD.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release issued by the Company on February 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2015	Appliance Recycling Centers of America, Inc.

By:	/s/ Mark G. Eisenschenk
Mark G. Eisenschenk Chief Executive Officer

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